UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 11, 2007 (April 10, 2007)

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	033-03385-LA	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-68867292

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

     (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors;

      Appointment of Principal Officers

Effective April 10, 2007, the resignations of Charles Hung, Jr. and Judy F. Tu as members of the Board of Directors of China Shen Zhou Mining & Resources, Inc., a Nevada corporation (the “Company”), were accepted by the Company and took effect.  The resignations of each of Mr. Hung and Ms. Tu were not the result of any disagreement with the Company.

In addition, effective April 10, 2007, the Company’s Board of Directors (the “Board”) increased the size of the Board to six members and appointed the following individuals to fill the resulting vacancies on the Board:

Mr. Xu Xue-Ming.  Mr. Xu also serves as Executive Vice President and Chief Operating Officer of the Company.  He has more than 20 years experience in the mining industry.  He is also currently director and president of Inner Mongolia Gulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolian Xiangzhen Mining Co., Ltd.  He has served in that capacity since May 2002.  Prior to that, Mr. Xu served as technician, vice-superintendent and superintendent at Inner Mongolian Huiyaokou Iron Ore Plant and deputy general manager of Inner Mongolian Dongshengmiao Mining Co., Ltd.  Mr. Xu graduated from Lianyungang College of Chemical Mining.

Mr. Cui He-Lin.  Mr. Cui has more than 20 years experience in the mining industry. He is currently a director and deputy chairman of Inner Mongolia Gulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolian Xiangzhen Mining Co., Ltd.  He has served in that capacity since May 2002.  Prior to that, Mr. Cui worked at Gansu Province’s No. 3 Geological Team as a technician, engineer and team leader and deputy general manager at Baiyin Trading Company in Gansu Province.  He graduated from the Xi'an Geology College.

Mr. Yang You-Ming.  Mr. Yang has 25 years experience in the nonferrous geological prospecting field and was responsible for the prospecting of a number of large sized nonferrous mining projects in China. He has served as Chief of the Nonferrous Geological Prospecting Bureau of Xinjiang Uygur Autonomous Region since May 2000. Prior to that, Mr. Yang worked as a Chief Engineer at the Nonferrous Geological Prospecting Bureau of Xinjiang Uygur Autonomous Region.  Mr. Yang studied geology and graduated from Central South China Mining and Metallurgy College.

Mr. Zhang Jian.  Mr. Zhang has over 30 years experience in nonferrous mining, project construction and management, and is currently an external director of China Construction Materials Company Ltd. Prior to that, Mr. Zhang was President of China Nonferrous Mining Construction Group from September 2003 to August 2005.  He served as President of China Nonferrous Mining Construction Group April 2002 to September 2003.  Mr. Zhang graduated from the environmental engineering department of Xian Mining Architecture College in 1968.

Mr. Bai Feng.  Mr. Bai has served as managing director of Lighthouse Consulting Ltd. in Hong Kong since February 2003.  Mr. Bai has been active in advising foreign corporations in

investing, and establishing joint ventures, in China.   Since 1999, Mr. Bai has been doing business in China, principally through providing consulting, investment and brandname agency services.  Prior to that, Mr. Bai worked at the investment banking division of Banco Santander assisting clients and completing transactions in Asia from 1997 to 1999.  Mr. Bai received his MBA degree from Harvard Business School in 1997 and graduated from Babson College in 1993 with a BS in Financial Investment and International Business Administration.  Mr. Bai sits on the board of Harbin Electric Inc., a US-listed company that designs, develops and manufactures lineal motors and special electric motors.

In connection with service on the Board, each of the newly-appointed directors who is not also an employee or member of management of the Company or its subsidiaries, will be entitled to such compensation arrangements as may be established by the Board from time to time for non-employee directors.  Each of Messrs. Yang You-Ming, Zhang Jiang and Bai Feng has been appointed as members of the Audit Committee of the Board.

Also, effective April 11, 2007, the board appointed Steven Ying Jiao to serve as Senior Vice President and Chief Financial Officer of the Company, effective immediately.  Mr. Jiao Ying, 45, has over 15 years experience in corporate finance, financial management, operations, domestic and international capital markets. From 1992 to 2001, Mr. Jiao served as corporate planning director, financial controller & secretary of the board at China World Trade Center Company Ltd, a company listed on the Shanghai Stock Exchange, responsible for financial management, corporate restructuring, capital markets financings and securities affairs. From 2002-2005, Mr. Jiao joined Zoom Technologies Inc., a venture capital investment by Newbridge Capital Ltd, as CFO and later as COO. Before joining the Company, Mr. Jiao served as Assistant President at Tianjin Tiens Group and Beijing Eagle Investment Company Ltd with responsibility for capital markets financing and M&A activities. Mr. Jiao obtained an MBA degree in accounting and corporate financing from University of International Business and Economics and bachelor degrees in English and Journalism from Shanghai University of International Studies.  Mr. Jiao will serve as the Company’s principal financial officer and principal accounting officer.  As compensation for his services, Mr. Jiao will be paid an annual cash compensation of RMB450,000.00, or based on current exchange rates, approximately US$58,000.

A copy of the press release announcing the foregoing corporate developments is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

China Shen Zhou Mining & Resources, Inc.

Date:  April 11, 2007

By

/s/ Yu Xiao-Jing

Yu Xiao-Jing, Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number

Description

99.1

Press Release dated April 11, 2007